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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2008

STATE STREET CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	001-07511 (Commission File Number)	04-2456637 (I.R.S. Employer Identification No.)
One Lincoln Street, Boston, Massachusetts 02111 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (617) 786-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

/
/    Written communications pursuant to Rule 425 under the Securities Act

/
/    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

/
/    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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/    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events

        State Street Corporation is filing this Current Report on Form 8-K to provide certain financial and other information for the quarter and year ended December 31, 2007 and risk factors.

        Unless otherwise indicated or unless the context requires otherwise, all references in this Current Report on Form 8-K to "State Street," "we," "us," "our," or similar terms mean State Street Corporation and its subsidiaries on a consolidated basis. State Street Bank and Trust Company is referred to herein as "State Street Bank."

Results of Fourth Quarter and Year Ended December 31, 2007

        On January 15, 2008, State Street announced its results of operations and related financial information for the fourth quarter and the year ended December 31, 2007. At December 31, 2007, State Street had total assets of $142.5 billion and total shareholders' equity of $11.3 billion. As of December 31, 2007, assets under custody rose 29% from December 31, 2006, to $15.30 trillion and assets under management rose 13% from December 31, 2006 to $1.98 trillion.

        State Street's 2007 fourth quarter earnings per share were $0.57, on net income of $223 million, compared to earnings per share of $0.91 on net income of $309 million in the fourth quarter of 2006. Revenue in the fourth quarter was $2.479 billion compared to $1.622 billion in the fourth quarter of 2006. Return on shareholders' equity was 7.7% in the fourth quarter of 2007 compared to 16.9% in the fourth quarter of 2006. For the full year 2007, earnings were $3.45 per share on net income of $1.261 billion compared with $3.26 per share on income from continuing operations of $1.096 billion, in 2006. Return on shareholders' equity in 2007 was 13.4% compared with return on shareholders' equity from continuing operations of 16.2% in 2006.

        State Street recorded a net charge, after-tax, in the fourth quarter of 2007 of $279 million, or $0.71 per share, in connection with the establishment of a reserve to address legal exposure and other costs associated with the underperformance of certain active fixed-income strategies managed by State Street Global Advisors and customer concerns as to whether the execution of these strategies was consistent with the customers' investment intent.

Selected Financial Highlights(1)

	Quarters Ended		Years Ended
(Dollars in millions, except per share amounts or where otherwise noted)	December 31, 2007(2)	December 31, 2006	December 31, 2007(6)	December 31, 2006
Total revenue	$2,479	$1,622	$8,336	$6,311
Total expenses(3)(4)	2,173	1,178	6,433	4,540
Income tax expense	83	135	642	675
Income from continuing operations	223	309	1,261	1,096
Income from discontinued operations	—	—	—	10
Net income	223	309	1,261	1,106
Diluted earnings per share(5):
From continuing operations	$0.57	$0.91	$3.45	$3.26
From discontinued operations	—	—	—	0.03
Net income	0.57	0.91	3.45	3.29
Cash dividends declared per share	$0.23	$0.21	$0.88	$0.80
Return on equity from continuing operations	7.7%	16.9%	13.4%	16.2%
Return on equity	7.7	16.9	13.4	16.4
At Quarter Ended December 31, 2007:
Assets Under Custody (AUC) (in trillions)	$15.30	$11.85
Assets Under Management (AUM) (in trillions)	1.98	1.75

(1)
Data for the quarters ended December 31, 2007 and December 31, 2006 and for the year ended December 31, 2007 are unaudited.

(2)
Quarter ended December 31, 2007 includes financial results of Investors Financial, which State Street acquired on July 2, 2007.

(3)
Total expenses for the quarter and year ended December 31, 2007 include merger and integration costs of $57 million and $198 million, respectively, or $38 million and $129 million after-tax, respectively, recorded in connection with the acquisition of Investors Financial.

(4)
Total expenses for the quarter and year ended December 31, 2007 include a net charge of $467 million, or $279 million after-tax, associated with certain active fixed-income strategies at State Street Global Advisors.

(5)
Diluted earnings per share for the quarter and year ended December 31, 2007 reflect the issuance of 60.8 million shares on July 2, 2007 in connection with the completion of the acquisition of Investors Financial.

(6)
Financial results for the year ended December 31, 2007 include results of Investors Financial for the quarters ended September 30 and December 31, 2007.

SELECTED FINANCIAL INFORMATION(1)

	Quarters Ended		Years Ended
(Dollars in millions, except per share amounts)	December 31, 2007(2)	December 31, 2006	December 31, 2007(3)	December 31, 2006
Fee Revenue:
Servicing fees	$967	$698	$3,388	$2,723
Management fees	297	253	1,141	943
Trading services	352	203	1,152	862
Securities finance	256	90	681	386
Processing fees and other	38	61	237	272

Total fee revenue	1,910	1,305	6,599	5,186
Net Interest Revenue:
Interest revenue	1,454	1,226	5,212	4,324
Interest expense	898	910	3,482	3,214

Net interest revenue	556	316	1,730	1,110
Provision for loan losses	—	—	—	—

Net interest revenue after provision for loan losses	556	316	1,730	1,110
Gains on sales of available-for-sale investment securities, net	13	1	7	15

Total revenue	2,479	1,622	8,336	6,311
Operating Expenses:
Salaries and employee benefits	793	694	3,256	2,652
Information systems and communications	148	119	546	501
Transaction processing services	184	121	619	496
Occupancy	107	94	408	373
Special charge	600	—	600	—
Merger and integration costs	57	—	198	—
Other	284	150	806	518

Total operating expenses	2,173	1,178	6,433	4,540

Income from continuing operations before income tax expense	306	444	1,903	1,771
Income tax expense from continuing operations	83	135	642	675

Income from continuing operations	223	309	1,261	1,096
Income from discontinued operations before income tax expense	—	—	—	16
Income tax expense from discontinued operations	—	—	—	6

Income from discontinued operations	—	—	—	10

Net income	$223	$309	$1,261	$1,106

Earnings Per Share From Continuing Operations:
Basic	$0.58	$0.93	$3.50	$3.31
Diluted	0.57	0.91	3.45	3.26
Earnings Per Share From Discontinued Operations:
Basic	$—	$—	$—	$0.03
Diluted	—	—	—	0.03
Earnings Per Share:
Basic	$0.58	$0.93	$3.50	$3.34
Diluted	0.57	0.91	3.45	3.29
Average Shares Outstanding (in thousands):
Basic	385,200	331,421	360,675	331,350
Diluted	392,200	337,429	365,488	335,732

(1)
Data for the quarters ended December 31, 2007 and December 31, 2006 and for the year ended December 31, 2007 are unaudited.

(2)
Quarter ended December 31, 2007 includes financial results of Investors Financial, which State Street acquired on July 2, 2007.

(3)
Year ended December 31, 2007 includes financial results of Investors Financial for the quarters ended September 30 and December 31, 2007.

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in millions, except per share amounts)	December 31, 2007(1)	December 31, 2006
Assets
Cash and due from banks	$4,733	$2,368
Interest-bearing deposits with banks	5,579	5,236
Securities purchased under resale agreements	19,133	14,678
Federal funds sold	4,540	—
Trading account assets	589	785
Investment securities available for sale	70,326	60,445
Investment securities held to maturity	4,233	4,547
Loans and leases (net of allowance of $18)	15,784	8,928
Premises and equipment	1,894	1,560
Accrued income receivable	2,096	1,617
Goodwill	4,567	1,384
Other intangible assets	1,990	434
Other assets	7,079	5,371

Total assets	$142,543	$107,353

Liabilities
Deposits:
Noninterest-bearing	$15,039	$10,194
Interest-bearing—U.S.	14,790	1,272
Interest-bearing—Non-U.S.	65,960	54,180

Total deposits	95,789	65,646
Securities sold under repurchase agreements	14,646	19,147
Federal funds purchased	425	2,147
Other short-term borrowings	5,557	2,835
Accrued taxes and other expenses	4,392	3,143
Other liabilities	6,799	4,567
Long-term debt	3,636	2,616

Total liabilities	131,244	100,101
Shareholders' Equity
Preferred stock, no par: authorized 3,500,000; issued none
Common stock, $1 par: authorized 750,000,000 shares; issued 398,366,000 and 337,126,000 shares	398	337
Surplus	4,630	399
Retained earnings	7,745	7,030
Accumulated other comprehensive loss	(575)	(224)
Treasury stock (at cost 12,082,000 and 4,688,000 shares)	(899)	(290)

Total shareholders' equity	11,299	7,252

Total liabilities and shareholders' equity	$142,543	$107,353

(1)
Unaudited.

Asset-backed Commercial Paper Conduits

        On January 15, 2008, State Street announced certain financial information related to the four third-party, special purpose, multi-seller asset-backed commercial paper programs, commonly referred to as "conduits," that it administers.

        Total assets in the four unconsolidated conduits were approximately $28.8 billion as of December 31, 2007. The weighted-average maturity of the conduits' commercial paper was approximately 20 days as of December 31, 2007, compared to approximately 23 days as of December 31, 2006. At December 31, 2007, we held on our consolidated balance sheet approximately $1.84 million of the commercial paper issued by the conduits. During the fourth quarter of 2007, we did not experience any losses in our role as a liquidity and credit enhancement provider to the conduits, although the margins that we generate from administration of the conduits were lower than levels historically achieved on the commercial paper issued by the conduits.

        Under FASB Interpretation No. 46(R), or FIN 46(R), issued in December 2003, the conduits meet the definition of variable interest entities. In applying the provisions of FIN 46(R), we apply an expected loss model to the activities of the conduits to determine who are the primary beneficiaries of the conduits. As a result of application of this model, we concluded as of December 31, 2007 that we were not the primary beneficiary of the conduits, as defined by FIN 46(R), and as a result, we did not record these conduits in our consolidated financial statements at that date. The conduits have third-party investors who hold subordinated debt issued by the conduits. These investors are in a first-loss position and bear the majority of the expected losses, as defined by FIN 46(R), of the conduits. We run our expected loss model at least quarterly, and more frequently if specific events occur.

        Assuming estimated fair values of the conduits' assets as of December 31, 2007, if all of the conduits' assets were purchased under the liquidity asset purchase agreements, or if the conduits' assets and liabilities were consolidated onto our consolidated balance sheet, we estimate that we would recognize an after-tax loss of approximately $530 million in our consolidated statement of income.

        This estimate assumes that all of the conduits, with total assets of approximately $28.8 billion as of December 31, 2007, are consolidated; that the assets of the conduits are recorded at fair value, which is based on State Street's consistent application of its pricing policies for conduit assets; and that the pre-tax loss is tax-effected at a 40% marginal income tax rate. If consolidation were to occur in the future, or we were required to purchase assets pursuant to the liquidity asset purchase agreements at prices in excess of the fair value of the assets, the ultimate amount of loss would be based upon market conditions at the date such a determination is made, which could differ from the estimate provided above.

        If we were required to consolidate the conduits' assets and liabilities, our regulatory capital ratios would be negatively impacted for a period of time. With respect to regulatory capital, the consolidation of the conduits' assets and liabilities would cause a reduction of our tier 1 and total risk-based capital ratios. The impact of consolidation on our tier 1 leverage ratio would be more significant, but the degree of impact would depend on how and when consolidation occurred, since this ratio is a function of our consolidated total average assets over an entire quarter.

        Assuming estimated fair values of the conduits' assets as of December 31, 2007, priced as described above, if all of the conduits' assets and liabilities were consolidated onto our consolidated balance sheet and no other management actions were taken with respect to capital, the following table presents the estimated impact on State Street's and State Street Bank's regulatory capital ratios.

	State Street		State Street Bank
	Unaudited as of December 31, 2007	Adjusted as of December 31, 2007	Unaudited as of December 31, 2007	Adjusted as of December 31, 2007
Tier 1 leverage ratio	5.27%	4.86%	5.47%	5.04%

Tier 1 risk-based capital ratio	11.14	10.31	11.10	10.25

Total risk-based capital ratio	12.61	11.78	12.65	11.80

Risk Factors

        This Form 8-K and other reports filed by us under the Securities Exchange Act of 1934 or registration statements under the Securities Act of 1933 contain statements that are considered "forward-looking statements" within the meaning of U.S. federal securities laws. In addition, State Street and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements as to industry trends, future expectations of State Street and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target" and "goal," or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about State Street's confidence in its strategies and its expectations about financial performance, market growth, acquisitions and divestitures, new technologies, services and opportunities, and earnings.

        Forward-looking statements are subject to various risks and uncertainties, which change over time, and are based on management's expectations and assumptions at the time the statements are made and are not guarantees of future results. These expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, and factors specific to State Street Corporation and its subsidiaries, including State Street Bank and Trust Company. Factors that could cause changes in the expectations or assumptions on which forward-looking statements are based include, but are not limited to:

  •
  State Street's ability to integrate and convert acquisitions into its business, including the acquisition of Investors Financial Services Corp.;

  •
  the level and volatility of interest rates, particularly in the U.S. and Europe; the performance and volatility of securities, currency and other markets in the U.S. and internationally; and economic conditions and monetary and other governmental actions designed to address those conditions;

  •
  the liquidity of the U.S. and European securities and currency markets, particularly the markets for fixed income securities, including asset-backed commercial paper, and the liquidity requirements of State Street's customers;

  •
  the credit quality and credit agency ratings of the securities in State Street's investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss;

  •
  State Street's ability to attract non-interest bearing deposits and other low-cost funds;

  •
  the results of litigation and similar disputes and, in particular, the effect that any such results may have on the reputation of State Street Global Advisors ("SSgA") and its ability to attract and retain customers;

  •
  the possibility that the ultimate costs of the legal exposure associated with SSgA's actively managed fixed-income strategies may exceed or be below the level of the related reserve, in view of the uncertainties of the timing and outcome of litigation, and the amounts involved; and the possibility of further developments of the nature giving rise to the legal exposure associated with SSgA's actively managed fixed-income and other investment strategies;

  •
  the performance and demand for the products and services State Street offers;

  •
  the competitive environment in which State Street operates;

  •
  the enactment of legislation and changes in regulation and enforcement that impact State Street and its customers, as well as the effects of legal and regulatory proceedings, including litigation;

  •
  State Street's ability to continue to grow revenue, control expenses and attract the capital necessary to achieve its business goals and comply with regulatory requirements;

  •
  State Street's ability to manage systemic risks and control operating risks;

  •
  State Street's ability to obtain quality and timely services from third parties with which it contracts;

  •
  trends in the globalization of investment activity and the growth on a worldwide basis in financial assets;

  •
  trends in governmental and corporate pension plans and savings rates;

  •
  changes in accounting standards and practices, including changes in the interpretation of existing standards, that impact State Street's consolidated financial statements; and

  •
  changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that impact the amount of taxes due.

        Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate State Street. Any investor in State Street should consider all risks and uncertainties disclosed in our filings under the Securities Exchange Act of 1934, including our reports on Form 10-K, Form 10-Q and Form 8-K, or registration statements under the Securities Act of 1933, which are accessible on the SEC's website at www.sec.gov or on our website at www.statestreet.com.

        Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed above, below and elsewhere in this Form 8-K or disclosed in our other SEC filings, and forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date this Form 8-K is filed with the SEC. State Street undertakes no obligation to revise the forward-looking statements contained in this Form 8-K to reflect events after the date it is filed with the SEC. These factors discussed above and below are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Business Conditions/Economic Risk

        Our businesses are affected by global economic conditions, political uncertainties and volatility and other developments in the financial markets. Factors such as interest rates and commodities prices, regional and international rates of economic growth, inflation, political instability, the liquidity and volatility of fixed income markets, equity, credit, currency, derivative and other financial markets, and investor confidence can significantly affect the financial markets in which we and our customers are engaged. Such factors have affected, and may further unfavorably affect, both regional and worldwide economic growth, creating adverse effects on many companies, including us, in ways that are not predictable or that we may fail to anticipate.

        A significant market downturn may lead to a decline in the value of assets under management and custody, which would reduce our asset-based fee revenue and the value of securities we hold in our investment portfolio, and may adversely impact other transaction-based revenue, such as securities finance revenue, and the volume of transactions that we execute for our customers. In addition, lower market volatility, even in a generally rising market environment, may reduce trading volumes of our customers, and our ability to achieve attractive spreads, which could lead to lower trading revenues. Our revenues, particularly our trading revenues, may increase or decrease depending upon the extent of increases or decreases in cross-border investments made by our customers. The level of cross-border activity can be influenced by a number of factors, including geopolitical instabilities and customer mix. General market downturns would also likely lead to a decline in the volume of transactions we execute on behalf of our customers, decreasing our fee and revenue opportunities and reducing the level of assets under management and custody. Market performance and volatility may also influence the revenue that we receive from off-balance sheet activities and could cause some or all off-balance sheet assets and liabilities to be consolidated on to our balance sheet.

        In addition, revenues during a calendar year, driven by the products and services we provide, can fluctuate commensurate with the normal course of business activity of our customers, typically resulting in stronger revenues in the second and fourth quarters and relatively weaker revenues in the first and third quarters.

        In recent years, investment manager and hedge fund manager operations outsourcing and non-U.S. asset servicing have been areas of rapid growth in our business. If the demand for these types of services were to decline, we could see a slowing in the growth rate of our revenue.

Strategic/Competition Risk

        We expect the markets in which we operate to remain both highly competitive and global across all facets of our business, resulting in increases in both regional and global competitive risks. We have experienced, and anticipate that we will continue to experience, pricing pressure in many of our core businesses. Many of our businesses compete with other domestic and international banks and financial services companies, such as custody banks, investment advisors, broker/dealers, outsourcing companies and data processing companies. Many of our competitors, including our competitors in core services, have substantially greater capital resources. In some of our businesses, we are service providers to significant competitors. The ability of a competitor to offer comparable or improved products or services at a lower price would likely negatively affect our ability to maintain or increase our profitability. Many of our core services are subject to contracts that have relatively short terms or may be terminated by our customer after a short notice period. In addition, pricing pressures as a result of the activities of competitors, customer pricing reviews and rebids, as well as the introduction of new products, may result in a reduction in the prices we can charge for our products and services.

        Acquisitions of complementary businesses and technologies, development of strategic alliances and divestitures of portions of our business, in addition to fostering organic growth opportunities, are an active part of our overall business strategy to remain competitive. We may not be able to effectively assimilate services, technologies, key personnel or businesses of acquired companies into our business or service offerings, alliances may not be successful, and related revenue growth or cost savings may not be achieved. In addition, we may not be able to successfully manage the divestiture of identified businesses on satisfactory terms, if at all, which would reduce anticipated benefits to earnings. Ongoing consolidation within the financial services industry could pose challenges in the markets we serve.

        Acquisitions present risks that differ from the risks associated with our ongoing operations. Our financial results for 2008 and for the next few years may be significantly impacted by our ability to achieve the cost savings and other benefits that we anticipate as a result of the acquisition of Investors Financial in 2007, as well as our ability to retain its customer base and to successfully cross-sell our products and services to its customers. These cost savings and customer retention goals will be significantly influenced by our ability to convert former Investor Financial customers onto State Street systems in a timely manner and to maintain the level of customer service such clients received from Investors Financial. Future acquisitions may present similar integration, cost savings and customer retention challenges.

        Intellectual property of an acquired business, such as Currenex, Inc. in 2007, may be an important component of the value that we agree to pay for such a business; however, these types of acquisitions entail the risk that the acquired business does not own the intellectual property that we believe we are acquiring, that the intellectual property is dependent upon licenses from third parties, or that the acquired business infringes upon the intellectual property rights of others. Acquisitions of investment servicing businesses such as Investors Financial normally entail information technology systems conversions, which involve operational risks and may result in customer dissatisfaction and defection. Customers of businesses that we acquire, including, in the case of Investors Financial, its largest customer, are competitors of our non-custody businesses. The loss of some of these customers or a significant reduction in revenues generated from them, for competitive or other reasons, would adversely affect the benefits that we expect to achieve from the acquisition.

        Our ability to acquire other entities that provide our core services to achieve greater economies of scale or to expand our product offering is dependent upon our financial resources and ability to access the capital markets. Due to company-specific issues or lack of liquidity in the capital markets, our ability to continue to expand through acquisitions or to dispose of businesses that no longer are strategic to us may be adversely affected.

        In connection with most acquisitions, before the acquisition can be completed, we must obtain various regulatory approvals or consents, which approvals may include the Federal Reserve Board, the Massachusetts Commissioner of Banks and other domestic and foreign regulatory authorities. These regulatory authorities may impose conditions on the completion of the acquisition or require changes to its terms. Although we would not enter into a transaction anticipating materially adverse regulatory conditions, such conditions may be imposed, or we may experience regulatory delays, that limit the benefits of the transaction.

        With any acquisition, the integration of the operations and resources of the two businesses could result in the loss of key employees, the disruption of our and the acquired company's ongoing businesses, or inconsistencies in standards, controls, procedures and policies that could adversely affect our ability to maintain relationships with clients, customers, and employees or to achieve the anticipated benefits of the acquisition. Integration efforts may also divert management attention and resources. Where we acquire a business and combine it with our operations, we are also exposed to risks of unknown or contingent liabilities as to which we may have no recourse against the seller. While we normally seek to mitigate that risk through pre-acquisition due diligence, increasingly acquisition transactions are competitive auctions in which we have limited time and access to information to evaluate the risks inherent in the business being acquired, and no or limited recourse against the seller if undisclosed liabilities are discovered after we enter into a definitive agreement.

        Our financial results may be adversely affected by the accounting treatment for an acquisition. We may not achieve the benefits we sought in an acquisition, or, if achieved, those benefits may come later than we anticipated. Failure to achieve anticipated benefits from an acquisition could result in increased costs and lower revenues than expected of the combined company. In addition, if the financial performance associated with an acquisition falls short of expectations, it may result in impairment charges associated with the intangible assets reported as part of the acquisition.

        Our financial performance depends, in part, on our ability to develop and market new and innovative services and to adopt or develop new technologies that differentiate our products or provide cost efficiencies, while avoiding increased related expenses. The risks we face include rapid technological change in the industry, our ability to access technical and other information from our customers, and the significant and ongoing investments required to bring new products and services to market in a timely fashion at competitive prices. We proactively cross-sell multiple products and services to our customers, which can exacerbate the negative financial effects associated with the risk of loss of any one customer. Developments in the securities processing industry, including shortened settlement cycles and straight-through processing, have required continued internal procedural enhancements and further technology investment.

        Our strategy for growth depends upon both attracting new customers and cross-selling additional products and services to our existing customer base. To the extent that we are not able to achieve these goals, we may not be able to attain our financial goals. There are substantial risks and uncertainties associated with the introduction of new products and services, including technical and control requirements that may need to be developed and implemented to offer such products while also managing associated risks. The introduction of new products and services can also entail significant time and resources. Regulatory and internal control requirements, capital requirements, competitive alternatives and shifting market preferences may also determine if such initiatives can be brought to market in a manner that is timely and attractive to our customers. Failure to successfully manage these risks in the development and implementation of new products or services could have a material adverse effect on our business, as well as our results of operations and financial condition.

Liquidity Risk and Management

        Liquidity management is critical to the management of our consolidated balance sheet and to our ability to service our customer base. In managing our consolidated balance sheet, our primary source of funding is customer deposits. Our deposits are predominantly short-term, transaction-based deposits by institutional investors. Our ability to continue to attract these deposits, and other funding sources such as certificates of deposit and commercial paper, is subject to variability based upon a number of factors, including volume and volatility in the global securities markets, our credit rating and the relative interest rates that we are prepared to pay for these liabilities.

        In managing our consolidated balance sheet, we also depend on access to global capital markets to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of our customers. Other sources of funding available to us, and upon which we rely as regular components of our liquidity risk management strategy, include inter-bank borrowings, repurchase agreements and borrowings from the Federal Reserve discount window, which, like repurchase agreements, require a pledge of investment securities or other eligible assets, or comparable non-U.S. central banking sources. Any occurrence that may limit our access to the capital markets, such as a decline in the confidence of debt purchasers, our depositors or counterparties participating in the capital markets, or a downgrade of our debt rating, may adversely affect our capital costs and our ability to raise capital and, in turn, our liquidity. Similarly, the failure to maintain an acceptable credit rating on our obligations may preclude us from being competitive in certain products. General market disruptions, natural disasters or operational problems may affect either third parties or us, and can also have an adverse affect on our liquidity.

        We generally use our sources of funds to invest in a portfolio of investment securities and to maintain the liquidity necessary to provide extensions of credit to our customers. These funds are invested in a variety of assets ranging from short-term interest-bearing deposits with banks to longer-maturity investment securities. While we have historically maintained our investment portfolio at a relatively short duration with respect to interest-rate risk, the average maturity of the investment portfolio is significantly longer than the contractual maturity of our deposit base. In addition, as part of our custody business, we provide overdraft financing as a component of our custody services, and liquidity lines to third-party commercial paper conduits and mutual funds, as well as more traditional extensions of credit. The demand for credit is difficult to forecast and control, and may be at its peak at times of dislocation in the securities markets, potentially compounding liquidity issues.

        In a period of financial disruption, or if there were negative developments with respect to State Street, the availability and cost of our funding sources could be adversely affected. In that event, our cost of funds may increase, thereby reducing our net interest revenue, or we may need to dispose of a portion of our investment portfolio, which, depending upon market conditions, could result in our realizing a loss or experiencing other adverse accounting consequences upon those dispositions. Our efforts to monitor and manage liquidity risk may not be successful or sufficient to deal with dramatic or unanticipated changes in the global securities markets or other State Street or market event-driven reductions in liquidity.

        In our business activities, we assume liquidity and interest-rate risk in managing longer-term assets or asset pools for third parties that are funded on a short-term basis, or where the customers participating in these products may have a right to the return of cash or assets on limited notice. These business activities include, among others, the unconsolidated asset-backed commercial paper conduits managed by our Structured Products group, securities finance collateral pools and money market and other short-term investment funds. In the commercial paper conduits, for example, pools of medium- and long-term financial instruments, principally mortgage- and other asset-backed securities, are financed through the issuance of short-term commercial paper. The conduits strive to maintain a positive margin between the rate of return on their longer-term assets and the short-term cost of funding. This mismatch in the maturity of the investment pools and funding creates risk if disruptions occur in the liquidity of the short-term debt or asset-backed securities markets, or if the cost of short-term borrowings exceeds the conduits' rate of return on their investment pools or purchased assets.

        In connection with the administration of the activities of the commercial paper conduits, we provide contractual back-up liquidity to the conduits if they cannot meet their liquidity needs through the issuance of commercial paper. Other institutions can and do provide liquidity to the conduits. In the event that maturing commercial paper cannot be placed by the conduits, the liquidity providers are required by contract to, among other things, provide liquidity to the conduits by purchasing portfolio assets from them. We may also provide liquidity by purchasing commercial paper or providing other extensions of credit to the conduits.

        Beginning in the third quarter of 2007, asset-backed commercial paper conduits, including those sponsored by State Street, experienced significantly less liquidity and higher borrowing costs in the global fixed-income securities markets, and in a few cases, required liquidity support from their sponsoring bank. The fixed-income markets remain significantly disrupted, and the potential for decreased liquidity, increased funding costs and adverse asset valuations remains a material risk. We on occasion have purchased, and during the third and fourth quarters of 2007 did purchase, commercial paper from the conduits, which we recorded in our consolidated balance sheet. We may continue to do so in the future. These purchases of commercial paper were funded from our general liquidity, and the liquidity agreements were not drawn upon.

        The conduits are not recorded in our consolidated financial statements. However, if circumstances change we may be required, under existing accounting standards, to consolidate the conduits onto our consolidated balance sheet. For example, if changes in market conditions require us to update the assumptions in our expected loss model, we may be required to increase the amount of first-loss notes in order for the investors in the first-loss notes to continue to be considered the primary beneficiaries of the conduits. In various circumstances, including if the conduits are not able to issue additional first-loss notes or take other actions, we may be determined to be the primary beneficiary of the conduits, and we would be required to consolidate the conduits' assets and liabilities onto our consolidated balance sheet. Existing accounting standards may be changed or interpreted differently in the future in a manner that increases the risk of consolidation of the conduits.

        Consolidation, or the purchase of assets of the conduits pursuant to the contractual agreements described above, could affect the size of our consolidated balance sheet and related funding requirements, our financial and regulatory capital ratios and, if the conduit assets include unrealized losses, could require us to recognize those losses. Because of our contractual agreements to purchase assets from the conduits under specified conditions, we are also exposed to the credit risks in the conduits' portfolios.

        Other of our business activities that involve managing pools of assets that are funded in the short-term markets and invested in longer-term markets include managing securities finance collateral pools and money market and other short-term investment funds. These businesses involve similar risks inherent in an arbitrage of funding and investment; however, in these businesses, we primarily act in an agency capacity and do not have the direct principal risk. For example, if a collateral pool or a money market fund that we manage were to have unexpected liquidity demands from investors in the pool that exceeded available liquidity, the investment pool would be required to sell assets to meet those redemption requirements. During periods of disruption in the credit markets, it may be difficult to sell the assets held by these pools at a reasonable price. In those circumstances, the financial loss accrues to the pools' investors and not to us.

        Similarly, credit risks inherent in these portfolios are attributable to the investors in the investment pools and not to State Street. These investment pools may have significant exposure to individual credits. The incurrence of substantive losses in these pools, particularly in money market funds, could result in significant harm to our reputation and significantly and adversely affect the prospects of our associated business units. In some circumstances, we may seek to mitigate that risk by compensating the investment pools for all or a portion of such losses even if not contractually obligated to do so; however, that would potentially result in the recognition of significant losses or a greater use of capital than we have available. Certain accounts managed by SSgA are managed in accordance with specific investment guidelines and have the benefit of contractual arrangements with third party financial institutions that allow the accounts to issue and redeem units based upon the book value of such units rather than market value. The third party financial institutions have an obligation to fund any shortfall after all the units have been redeemed at book value. Several of these accounts were significantly impacted by the volatility in the fixed income markets in the second half of 2007. The continued willingness of these financial institutions to partner with us in these products may be negatively impacted if the current level of variance between book and market value continues to persist. A portion of the reserve announced on January 3, 2008 is intended to cover costs that we anticipate we may elect to incur to reduce the differences between the book and market value of these accounts, which reduction may or may not be sufficient to bring the difference between market and book values of these accounts to levels that are within the risk tolerance of such third party financial institutions. If the third party financial institutions are no longer willing to partner with us, our business may be adversely affected. There can be no assurance that these and other costs associated with our legal exposures resulting from SSgA's active fixed income strategies will not exceed the reserve we have established.

        Investment, operational and other decisions and actions, often made to achieve scale and other benefits, are implemented over multiple investment pools as applicable, increasing the opportunity for losses, even small losses, to have a significant effect. To mitigate these risks to the investment pools, we seek to prudently manage the duration and credit exposure of the pools, to satisfy large liquidity demands by the in-kind delivery of securities held by the pools and to closely monitor liquidity demand from investors; however, market conditions or increased defaults could result in our inability to effectively manage those risks. To some degree, all of our investment management pools hold potential risks to our reputation and business prospects if the asset pools that we manage have higher than anticipated redemption or other liquidity requirements and the pools incur losses to meet such demands.

        Other parts of our business where we primarily act as agent, such as other investment management activities of SSgA and certain of State Street Global Markets' business units, do not currently have significant liquidity requirements; however, as we develop new products in response to customer demand and to remain competitive in a dynamic marketplace, we could take on more principal risk in these businesses. Any increase in the extent to which these or other businesses assume principal positions would increase the risks associated with our liquidity management strategy.

        The disruption in the global fixed-income securities markets beginning in the third quarter of 2007 has had a substantially greater impact upon liquidity and valuations in those markets than has historically been experienced. Because demand from investors for fixed-income products has markedly decreased and dealers have been less prepared to take principal exposures, funding sources, such as the commercial paper markets for conduits, have been less reliable and more expensive. At the same time, the ability of the markets to absorb the sale of large portfolios of certain types of securities has been substantially impaired. These conditions have also led to greater difficulty in accurately valuing portfolio positions. These market conditions have made the management of our own and our clients' liquidity significantly more challenging. As discussed above, the risks to State Street inherent in its management of liquidity are significant, and a further deterioration in the credit markets could adversely affect our consolidated financial position, including our regulatory capital ratios, and could adversely affect our results of operations and our business prospects in the future.

Reputational Risk

        Our relationship with many of our clients is predicated upon our reputation as a fiduciary and a service provider that adheres to the highest standards of ethics, service quality and regulatory compliance. Adverse publicity, regulatory actions, litigation, operational failures, the failure to meet client expectations and other issues could materially and adversely affect our reputation and our ability to retain and attract customers. Preserving and enhancing our reputation depends not only in maintaining systems and procedures that address known risks and regulatory requirements, but also our ability to identify and mitigate additional risks that arise due to changes in our businesses and the marketplaces in which we operate, the regulatory environment, and customer expectations. If any of these developments, including our recently announced customer concerns related to certain SSgA active fixed income strategies, has a material effect on our reputation, our business will suffer.

Credit Risk

        Our focus on large institutional investors and their businesses requires that we assume credit and counterparty risk, both on- and off-balance sheet, in a variety of forms. We may experience significant intra- and inter-day credit exposure through settlement-related extensions of credit. From time to time, we may assume concentrated credit risk at the individual obligor, counterparty, guarantor, industry and/or country level, thereby potentially exposing us to a single market or political event or a correlated set of events. The credit quality of our on- and off-balance sheet exposures may be affected by many factors, such as economic and business conditions or deterioration in the financial condition of an individual counterparty, group of counterparties or asset classes. If a significant economic downturn occurs in either a country or a region, or we experience the failure of a significant individual counterparty, we could incur financial losses that could adversely affect our earnings.

Financial Markets Risk

        As asset values in worldwide financial markets increase or decrease, our opportunities to invest in and service financial assets change. Given that a portion of our fees is based on the value of assets under custody and management, fluctuations in the valuation of worldwide securities markets will affect revenue. Many of the costs of providing our services are relatively fixed; therefore, a decline in revenue could have a disproportionate effect on our earnings. In addition, if investment performance in our asset management business fails to meet either benchmarks or the performance of our competitors, we could experience a decline in assets under management and a reduction in the fees that we earn, irrespective of economic or market conditions.

        We have increased the portion of our management fee revenue that is generated from enhanced index and actively managed products, with respect to which we receive higher fees compared to passive products. We may not be able to continue to increase this segment of our business at the same rate that we have achieved in the past few years. The amount of assets in active fixed income strategies, for example, has been adversely impacted in 2007. In addition, with respect to certain of our enhanced index and actively managed products, we have entered into performance fee arrangements, where the management fee revenue we earn is based on the performance of managed funds against specified benchmarks. The reliance on performance fees increases the potential volatility of our management fee revenue.

        Financial markets trading businesses, as well as our asset and liability management activities, are also subject to market risks. Adverse movements in levels and volatilities of financial markets could cause losses that may affect our consolidated results of operations and financial condition. In addition, changes in investor and rating agency perceptions regarding certain asset classes or structures can also affect volatility, liquidity and market prices, which, in turn,can lead to losses. The degree of volatility in foreign exchange rates can affect our foreign exchange trading revenue. In general, we benefit from currency volatility, although it can increase risk. Foreign exchange revenue, all other things being equal, is likely to decrease during times of decreased currency volatility. In addition, as our business grows globally, our exposure to changes in foreign currency exchange rates could affect our levels of revenue, expense and earnings, as well as the value of our investment in our non-U.S. operations.

Interest Rate Risk

        State Street's financial performance could be unfavorably affected by changes in interest rates as they impact our asset and liability management process. The levels of global market interest rates, the shape of these yield curves (changes in the relationship between short- and long-term interest rates), the direction and speed of interest rate changes, and the asset and liability spreads relative to the currency and geographic mix of our interest-bearing assets and interest-bearing liabilities, affect our net interest revenue. Our ability to anticipate these changes and/or to hedge the related exposures on and off our balance sheet can significantly influence the success of our asset and liability management process and the resulting level of our net interest revenue. The impact of changes in interest rates will depend on the relative durations of assets and liabilities in accordance with their relevant currencies. In general, sustained lower interest rates, a flat or inverted yield curve and narrow interest-rate spreads have a constraining effect on our net interest revenue.

Operational Risk

        Operational risk is inherent in all of State Street's activities. Our customers have a broad array of complex and specialized servicing, confidentiality and fiduciary requirements. We have established policies, procedures and systems designed to comply with these regulatory and operational risk requirements. We also face the potential for loss resulting from inadequate or failed internal processes, employee supervisory or monitoring mechanisms, or other systems or controls, and from external events, which could materially affect our future results of operations. We may also be subject to disruptions from events that are wholly or partially beyond our control, which could cause delays or disruptions to operational functions, including information processing and financial market settlement functions. In addition, our customers, vendors and counterparties could suffer from such events. Should these events affect us, or the customers, vendors or counterparties with which we conduct business, our results of operations could be negatively affected. The risk management measures we have in place entail many assumptions regarding events that are not possible to predict. As a result, our risk management framework may not always be successful in mitigating risk.

        Our success depends, in large part, on our ability to attract and retain key people. Competition for the best people in most activities in which we engage can be intense, and we may not be able to hire people or retain them. The unexpected loss of services of one or more of our key personnel could have a material adverse impact on our business because of their skills, their knowledge of our markets, their years of industry experience, and, in some cases, the difficulty of promptly finding qualified replacement personnel. Similarly, the loss of key portfolio management staff, either individually or as a group, can adversely impact customer perception of SSgA's ability to continue to manage certain types of investment management mandates. In some of our businesses, we have experienced significant employee turnover, which increases costs, requires additional training and increases the potential for operational risks.

        We enter into long-term fixed-price contracts to provide middle office or investment manager and hedge fund manager operations outsourcing services to customers, services related but not limited to certain trading activities, cash reporting, settlement and reconciliation activities, collateral management and information technology development. These long-term contracts require considerable up-front investment by us, including technology and conversion costs, and carry the risk that pricing for the products and services we provide might not prove adequate to generate expected operating margins over the term of the contracts. Profitability of these contracts is largely a function of our ability to accurately calculate pricing for our services and our ability to control our costs and maintain the relationship with the customer for an adequate period of time to recover our up-front investment. Performance risk exists in each contract, given our dependence on successful conversion and implementation onto our own operating platforms of the service activities provided. In addition, our failure to meet specified service levels may adversely affect our revenue from such arrangements, or permit early termination of the contracts by the customer.

        We actively strive to achieve significant cost savings by shifting certain business processes to lower-cost geographic locations, while continuing to maintain service quality, control and effective management of risks within these business operations. This transition to a true "shared services" operational model focuses on certain core service offerings, including middle- and back-office reconciliations, securities processing and transfer agency activities. We have employed various structural arrangements to achieve these goals, including establishing operations in lower cost areas, such as Eastern Europe and China, forming joint ventures in India and China and outsourcing to vendors in various jurisdictions. The increased elements of risk that arise from conducting certain operating processes in some jurisdictions could lead to an increase in reputational risk. During periods of transition, there is also greater operational risk and client concern regarding the continuity of a high level of service delivery. The extent and pace at which we are able to move functions to lower-cost locations may also be impacted by regulatory and customer acceptance issues. Such relocation of functions also entails costs, such as technology and real estate expenses, that partially offset the financial benefits of the lower-cost locations.

        Our businesses depend on an information technology infrastructure to record and process a large volume of increasingly complex transactions, in many currencies, on a daily basis, across numerous and diverse markets. Any interruptions, delays and/or breakdowns of this infrastructure can result in significant costs. As a result, we continue to invest significantly in this infrastructure. Our businesses and our relationship with clients, are dependent upon our ability to maintain the confidentiality of our and our clients' trade secrets and confidential information (including personal data of our clients' customers). A failure of our security measures in such regard could have a material adverse impact on our competitive position, relationship with customers and reputation. To the extent that we are not able to protect our intellectual property through patents or other means, we are also exposed to the risk that employees with knowledge of such intellectual property may leave and seek to exploit our intellectual property for their own advantage.

Litigation Risks

        From time to time, our customers may make claims and take legal action relating to our performance of fiduciary or contractual responsibilities. If such claims and legal actions are not resolved in a manner favorable to us, such claims may result in financial liability to State Street and/or adversely affect the market perception of us and our products and services, and could impact customer demand for our products and services. We record balance sheet reserves for probable and unknown loss contingencies, including litigation and operational losses. However, we cannot always accurately estimate our ultimate exposure, and as a result we may fail to establish a reserve as to a matter for which we ultimately have liability or any reserves we establish to cover any settlements, judgments or operational losses may not be sufficient to cover the actual financial exposure.

        In connection with the SSgA's active fixed income products, State Street has established a reserve to cover legal exposure and related costs in connection with such products. Among other things, the portfolio managers for certain actively managed fixed-income strategies materially increased the exposure of these strategies to securities backed by sub-prime mortgages and shifted the weighting of these portfolios to more highly rated sub-prime instruments. During the third quarter of 2007, as the liquidity and valuations of these securities, including the more highly rated instruments, came under increased pressure, the performance of these strategies was adversely affected, in some cases significantly. The underperformance, which was greater than that typically associated with fixed-income funds, also caused a number of our clients to question whether the execution of these strategies was consistent with their investment intent. The issues have resulted in five civil suits, including three class action claims. These lawsuits allege, among other things, that we failed to comply with our standard of care in managing these active funds as a fiduciary under ERISA. We have also received inquiries from regulatory authorities regarding SSgA's active fixed income strategies. Given these issues and our desire to fully respond to customer concerns, following the end of the third quarter of 2007, State Street undertook a further review of all the actively managed fixed-income strategies at SSgA that were exposed to sub-prime investments. Based on our review and on-going discussions with customers who were invested in these strategies, we determined to establish, as of December 31, 2007, a reserve to address legal exposure.

        To determine whether the issues that arose within the active fixed income area are limited to SSgA's active fixed income strategies, we are conducting, with the assistance of third party consultants, a systematic review of the operational, risk and compliance infrastructure, procedures and resources across SSgA's entire product line. This review has only recently begun and no conclusions or recommendations have resulted from that review as of the date of this filing. While we do not believe that such review will identify material legal or regulatory exposures, there can be no assurance that the review will not identify material issues that may affect SSgA's or State Street's financial condition or results of operations.

        The reserve has been established based upon our best judgment as to legal exposures and related costs associated with the active fixed income investments. As of December 31, 2007, State Street has entered into settlement agreements with aggregate total payments of $16 million. State Street believes that the reserve will be adequate to meet the potential exposure relating to SSgA's active fixed income strategies. The amount of the reserve is based on certain assumptions. While we believe the reserve represents a reasonable estimate of our legal exposure and other costs associated with these issues, we do not believe that it is feasible to predict or determine the amount of such exposure with certainty. As such, it is possible that we have overestimated or underestimated our exposure. If the amount of the reserve is materially different from the amount of our actual exposure, there would be a material impact on our financial condition and results of operations.

Regulatory/Legal/Accounting/Tax Risk

        Most of our businesses are subject to extensive regulation, and many of the customers to which we provide services are themselves subject to a broad range of regulatory requirements. These regulations may affect the manner and terms of delivery of our services. As a financial institution with substantial international operations, we are subject to extensive regulatory and supervisory oversight, both in the United States and overseas in connection with our global operations. Our businesses are subject to stringent regulation and examination by U.S. federal and state governmental and regulatory agencies, including the Federal Reserve, the SEC and the Massachusetts Commissioner of Banks, and self-regulatory organizations (including securities exchanges), and by non-U.S. governmental and regulatory agencies and self-regulatory organizations. The regulations affect, among other things, the scope of our activities and customer services, our capital structure and our ability to fund the operations of our subsidiaries, our lending practices, our dividend policy and the manner in which we market our services. Evolving regulations, such as the new Basel II capital framework and anti-money laundering regulations, can require significant effort on our part to ensure compliance. New or modified regulations and related regulatory guidance may have unforeseen or unintended adverse effects on the financial services industry.

        If we do not comply with governmental regulations, we may be subject to fines, penalties or material restrictions on our businesses in the jurisdiction where the violation occurred, which may adversely affect our business operations and, in turn, our financial results. Similarly, many of our customers are subject to significant regulatory requirements, and retain our services in order for us to assist them in complying with those legal requirements. Changes in these regulations can significantly affect the services that we are asked to provide, as well as our costs. If we cause customers to fail to comply with these regulatory requirements, we may be liable to them for losses and expenses that they incur. In addition, adverse publicity and damage to our reputation arising from the failure or perceived failure to comply with legal, regulatory or contractual requirements could affect our ability to attract and retain customers or to maintain access to capital markets, or could result in enforcement actions, fines, penalties and lawsuits. In recent years, regulatory oversight and enforcement has increased substantially, imposing additional costs and increasing the potential risks associated with our operations. If this regulatory trend continues, it could adversely affect our operations and, in turn, our financial results.

        New accounting requirements, or changes in the interpretation of existing accounting requirements, by the Financial Accounting Standards Board, the SEC, and bank regulators can potentially affect our consolidated financial condition and results of operations, as accounting rules in the United States and other jurisdictions consistently evolve to reflect the increasing complexities of business. These changes are very difficult to predict, and can materially impact how we record and report our financial condition and results of operations and other financial information. In some cases, we could be required to apply a new or revised standard retroactively, resulting in the revised treatment of certain transactions or activities, and, in some cases, the restatement of prior period financial statements.

        Our businesses can be affected by new tax legislation or the interpretation of existing tax laws worldwide. Changes in tax laws may affect our business directly or indirectly through their impact on the financial markets. In the normal course of business, we are subject to reviews by U.S. and non-U.S. tax authorities. These reviews may result in adjustments to the timing or amount of taxes due and the allocation of taxable income among tax jurisdictions. These adjustments could affect the attainment of our financial goals.

Risk Management

        We seek to monitor and manage risk on a corporate basis and within specific business units. The types of risk that we monitor and seek to manage include operational risk, interest rate risk, trading risk, fiduciary risk, legal and compliance risk, liquidity risk and credit risk. We have adopted various policies, procedures and systems to monitor and manage risk. There can be no assurance that those policies, procedures or systems are adequate to identify and mitigate all risks inherent in our various business. In addition, our businesses and the markets in which we operate are continuously evolving. We may fail to fully understand the implications of changes in our business or the financial markets and fail to adequately or timely enhance our risk framework to address those changes. If our risk framework is ineffective, either because it fails to keep pace with changes in the financial markets or our business or for other reasons, we could incur losses.

        We also measure our material risks. Our measurement methodologies rely upon many assumptions and historical analyses and correlations. There can be no assurance that those assumptions will be correct or that the historical correlations will continue to be relevant. Consequently the measurements that we make for regulatory and economic capital may not adequately capture or express the true risk profiles of our businesses. Additionally, as businesses and markets evolve, our measurements may not accurately reflect those changes. While our risk measures may indicate sufficient capitalization, in the event of unforeseen risks, we may in fact have inadequate capital to conduct our businesses.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION
By:	/s/ JAMES J. MALERBA
Name:	James J. Malerba
Title:	Senior Vice President and Corporate Controller

Date: January 17, 2008

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SIGNATURES